Exhibit 99.1
Upwork Appoints Erica Gessert as Chief Financial Officer

Gessert joins company from PayPal; will play pivotal role in next chapter of growth for the world’s largest work marketplace

SAN FRANCISCO, Calif. – March 28, 2023 – Upwork Inc. (NASDAQ: UPWK), the world’s largest work marketplace that connects businesses with independent talent from across the globe, as measured by gross services volume (“GSV”), today announced that Erica Gessert will join the company as chief financial officer (CFO), effective April 25, 2023. Gessert joins from PayPal (NASDAQ: PYPL), where she held a number of senior leadership roles since 2015, most recently including chief transformation officer reporting to the CEO, and senior vice president of finance & analytics.

“We are thrilled to welcome Erica to Upwork and look forward to benefiting from her decades of leadership experience across finance, operations, analytics and investor relations,” said Hayden Brown, president and CEO, Upwork. “Erica will play a pivotal role delivering our strategy to innovate, evangelize and scale the world’s work marketplace as Upwork continues to expand its market leadership position. Her extensive public company experience and significant expertise will enhance our continued focus on cost discipline and durable growth, as we execute on our short- and long-term financial targets and deliver value to our customers and shareholders.”

“I am delighted to join Upwork, a mission-driven company and vibrant marketplace with unlimited potential,” said Gessert. “Upwork has built an industry that has helped millions of talented people shine and enabled companies to access the best talent across the world, and we have so much more we can do. I look forward to partnering with Hayden and the rest of the leadership team to continue extending Upwork’s leadership position.”

Prior to PayPal, from 2009 to 2014, Gessert served in a variety of roles for Sprint Corporation, including VP of finance for Sprint Postpaid marketing and chief financial officer for the Sprint Prepaid business unit, as well as director of investor relations. She previously served as head of investor relations for Virgin Mobile USA from 2007 to 2009.

About Upwork
Upwork is the world’s largest work marketplace that connects businesses with independent talent from across the globe, as measured by GSV. We serve everyone from one-person startups to large, Fortune 100 enterprises with a powerful, trust-driven platform that enables companies and talent to work together in new ways that unlock their potential. Our talent community earned over $3.8 billion on Upwork in 2022 across more than 10,000 skills in categories including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at upwork.com and join us on LinkedIn, Twitter, Facebook, Instagram, and TikTok.

Contact:

Rachel Durfee
Media
press@upwork.com

Evan Barbosa
Investor Relations
investor@upwork.com